Exhibit 3.8

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Arch Capital Finance LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801.
The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.
.

By: /s/ David Gansberg
Authorized Person

Name: David Gansberg
Print or Type

Execution Date: 11/03/2016